EXHIBIT 99

TRIBUNE REPORTS 2008 FIRST QUARTER RESULTS

CHICAGO, May 8, 2008—Tribune Company today reported first quarter 2008 earnings from continuing operations of $1.82 billion compared with $11 million in the first quarter of 2007.  The first quarter 2008 operating results included a favorable non-cash income tax adjustment of $1.86 billion related to the elimination of essentially all of the Company’s net deferred tax liabilities due to the Company’s change in tax status at the beginning of the year to a subchapter S corporation.  The Company reported a loss from continuing operations before income taxes of $30 million in the first quarter of 2008 compared with income from continuing operations before income taxes of $31 million in the first quarter of 2007.

First quarter 2008 and 2007 results from continuing operations included the following:

●	A pretax charge of $63 million for severance and special termination benefits in the 2008 quarter, compared with a pretax charge of $1 million in the 2007 quarter.

●
A pretax charge of $8 million for stock-based compensation related to the Company’s new management equity incentive plan in the 2008 quarter, compared to $18 million of stock-based compensation expense in the 2007 quarter.

●	A pretax gain of $83 million in the 2008 quarter related to the sale of the real estate and related assets of the Company’s studio production lot located in Hollywood, California.

●
An after-tax non-operating gain of $1.93 billion in the 2008 quarter, which includes the income tax adjustment related to the Company’s change in tax status to a subchapter S corporation, compared with an after-tax non-operating loss of $57 million in the 2007 quarter.

“As we stated on our call in April, print ad revenues continue to be challenged by the weak economy’s impact on real estate and classified advertising,” commented Sam Zell, Tribune’s chairman and chief executive officer. “Broadcasting operating results are notably more stable. This business segment is tracking ahead of 2007 and it is outperforming the industry average. We continue to make significant progress on our strategy to transform operations, and to realize the full value of the Company’s unparalleled brands.”

FIRST QUARTER 2008 RESULTS FROM CONTINUING OPERATIONS1
(Compared to First Quarter 2007)

CONSOLIDATED

Tribune’s 2008 first quarter operating revenues decreased 8 percent, or $95 million, to $1.1 billion.  Consolidated cash operating expenses were down 6 percent, or $56 million.  In the first quarter of 2008, cash operating expenses included a gain of $83 million related to the sale of the Company’s studio production lot located in Hollywood, California and a charge of $63 million, which included $39 million for severance and $24 million for special termination benefits.  The special termination benefits will be provided through enhanced pension benefits payable by the Company’s pension plan. Operating cash flow decreased 16 percent to $200 million from $239 million, while operating profit declined 21 percent to $143 million from $182 million.

PUBLISHING

Publishing’s first quarter operating revenues were $823 million, down 11 percent, or $103 million from 2007.  Publishing cash operating expenses were essentially flat at $743 million.  Cash operating expenses included a charge of $37 million for severance and special termination benefits in 2008 compared to a charge of $1 million in 2007.  Publishing operating cash flow was $80 million, a 56 percent decline from $184 million in 2007.  Publishing operating profit decreased 74 percent to $37 million, from $140 million in 2007.

Management Discussion

●	Advertising revenues decreased 15 percent, or $110 million, for the quarter.

●
Retail advertising revenues were down 8 percent for the quarter, primarily due to declines in the hardware/home improvement stores, furniture/home furnishings, specialty merchandise, department stores, and other retail categories, partially offset by an increase in the food and drug stores category.  Preprint revenues also decreased 8 percent.

●
National advertising revenues were down 10 percent for the quarter, primarily due to decreases in the telecom/wireless and auto categories, partially offset by increases in the healthcare and media categories.

●	Classified advertising revenues declined 27 percent for the quarter. Real estate revenues fell by 41 percent, help wanted revenues declined 33 percent and auto revenues were down 8 percent.

1 “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.  “Operating cash flow” is defined as operating profit before depreciation and amortization.  “Cash operating expenses” are defined as operating expenses before depreciation and amortization.  Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

●	Interactive revenues, which are included in the above categories, were flat, as increases in retail and national were offset by a decline in classified.

●
Circulation revenues were down 3 percent, or $4 million, due to a decline in total net paid circulation copies for both daily and Sunday, partially offset by selective price increases.  The largest revenue declines were at Los Angeles, Chicago, and Newsday.  Circulation revenues increased at South Florida and Orlando. Total net paid circulation averaged 2.7 million copies daily (Mon-Fri), off 6 percent from the prior year’s first quarter, and 3.9 million copies Sunday, representing a decline of 5 percent from the prior year.

●
Cash operating expenses were flat in the 2008 quarter.  For the first quarter of 2008, cash operating expenses included a charge of $37 million for severance and special termination benefits and a charge of $4 million related to the management equity incentive plan.  For the first quarter of 2007, cash operating expenses included a charge of $1 million for severance and a charge of $7 million for stock-based compensation.  All other cash expenses were down 4%, or $33 million, primarily due to lower newsprint and ink expense and lower compensation expense due to a 5% reduction in full time equivalents, partially offset by higher circulation distribution expense due to delivering additional publications.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s first quarter operating revenues increased 3% to $292 million, from $283 million in 2007.  Cash operating expenses decreased 31 percent, or $65 million, to $144 million, primarily due to a gain of $83 million related to the sale of the Company’s studio production lot, partially offset by a severance charge of $9 million.   Operating cash flow was $148 million, up 100 percent from $74 million, and operating profit increased 120 percent to $135 million from $61 million in 2007.

Television’s first quarter revenues increased 5 percent to $278 million in 2008.  Television cash operating expenses were up 9 percent, or $17 million from last year.  Television operating cash flow was $74 million, down 5 percent from $78 million in 2007.  Television operating profit declined 6 percent to $63 million, down from $67 million.

Management Discussion

●	The increase in television revenues in the first quarter of 2008 was led by higher national advertising revenues.

●	Television cash operating expenses were up $17 million primarily due to a $9 million severance charge and an increase of $6 million in broadcast rights expense.

●
Radio/entertainment operating cash flow increased $77 million primarily due to the studio production lot gain of $83 million, partially offset by a decrease in revenues of $5 million compared to the first quarter of 2007.

EQUITY RESULTS

Net equity income was $17 million in the first quarter of 2008, compared with $13 million in the first quarter of 2007.  The increase reflects an improvement at TV Food Network.

NON-OPERATING ITEMS

In the first quarter of 2008, Tribune recorded a pretax non-operating gain of $69 million, primarily due to a $70 million non-cash pretax gain from marking-to-market the Company’s PHONES and the related Time Warner investment.  In addition, the Company recorded a favorable income tax adjustment of $1.86 billion related to the elimination of essentially all of the Company’s net deferred tax liabilities due to the Company’s change in tax status at the beginning of the year to a subchapter S corporation.  In the aggregate, non-operating items in the 2008 first quarter resulted in an after-tax gain of $1.93 billion.

In the 2007 first quarter, Tribune recorded a pretax non-operating loss of $84 million, which included a $70 million loss from marking-to-market the Company’s PHONES and the related Time Warner investment, and $14 million of expenses related to the Company’s strategic review and going-private transaction.  In the aggregate, non-operating items in the 2007 first quarter resulted in an after-tax loss of $57 million.
.
ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2008 first quarter increased to $28 million from $20 million in the first quarter of 2007 primarily due to a charge of $17 million for severance and special termination benefits, partially offset by a $6 million decrease in stock-based compensation.

Interest expense for the 2008 first quarter increased to $263 million from $83 million in the first quarter of 2007 due to higher debt levels.  Debt was $12.6 billion at the end of the 2008 first quarter and $5.0 billion at the end of the 2007 first quarter.  The increase was primarily due to financing the going-private transaction in 2007.  Cash and cash equivalents was $247 million at the end of the 2008 first quarter and $182 million at the end of the 2007 first quarter.

Capital expenditures were $23 million in the first quarter of 2008.

DISCONTINUED OPERATIONS

In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy, New York”) .  The sale of Hoy, New York closed in May 2007. In March 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed in November 2007, and excluded the SCNI real estate in Stamford and Greenwich, Connecticut, which was sold in a separate transaction on April 22, 2008.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  The sale of Recycler closed in October 2007. The results of operations for these business units are reported as discontinued operations.

REAL ESTATE TRANSACTIONS

On January 30, 2008, the Company sold the real estate and related assets of its studio production lot located in Hollywood, California for $125 million.  On April 22, 2008, the Company sold real estate in Stamford and Greenwich, Connecticut, for $30 million.  The net proceeds from these transactions, along with available cash, were used to purchase the real estate formerly leased from TMCT, LLC for $175 million on April 28, 2008.  The purchase was structured as a like-kind exchange, which allowed the Company to defer income taxes on essentially all of the gains from these dispositions.

CONFERENCE CALL

On May 29, Randy Michaels, chief operating officer of Tribune Company, and other members of the Company's senior management team will hold a conference call to discuss first quarter 2008 results.  Specific information about the call will be made public in a separate press release issued prior to the call.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the Company's current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward-looking statements by the use of such words as "will," "expect," "plans," "believes," "estimates," "intend," "continue," or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Actual results could differ materially from the expectations expressed in these statements.  Factors that could cause actual results to differ include risks and other factors described in Tribune’s publicly available reports filed with the SEC, which contain a discussion of various factors that may affect Tribune’s business or financial results.  Such risks, trends and uncertainties, which in some instances are beyond the Company’s control, include: our ability to generate sufficient cash to service the significant debt levels and other financial obligations that resulted from the Company’s going-private transaction; our ability to comply with or obtain modifications or waivers of the financial covenants contained in our senior credit facilities, and the potential impact to operations and liquidity as a result of restrictive covenants in such senior credit facilities; our dependency on dividends and distributions from our subsidiaries to make payments on our indebtedness; increased interest rate risk due to our higher level of variable rate indebtedness; the ability to maintain our subchapter S corporation status; changes in advertising demand, circulation levels and audience shares; regulatory and judicial rulings; availability and cost of broadcast rights; competition and other economic conditions; changes in newsprint prices; changes in the Company’s credit ratings and interest rates; changes in accounting standards; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; the effect of acquisitions, investments and divestitures; the effect of derivative transactions; the Company’s reliance on third-party vendors for various services; and other events beyond the Company’s control that may result in unexpected adverse operating results. These factors could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers.  This press release is being furnished to the SEC through a Form 8-K.  The Company’s next 10-Q report to be filed with the SEC may contain updates to the information included in this release.

TRIBUNE is America’s largest employee-owned media company, operating businesses in publishing, interactive and broadcasting. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel, Hartford Courant, Morning Call and Daily Press. The Company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience. At Tribune we take what we do seriously and with a great deal of pride. We also value the creative spirit and are nurturing a corporate culture that doesn’t take itself too seriously.

MEDIA CONTACT:
Gary Weitman
312/222-3394 (office)
312/222-1573 (fax)
gweitman@tribune.com

TRIBUNE COMPANY
FIRST QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands)

	FIRST QUARTER (A)
			%
	2008	2007	Change

OPERATING REVENUES	$1,114,648	$1,209,379	(7.8)
OPERATING EXPENSES (B)	971,296	1,027,462	(5.5)

OPERATING PROFIT (C)	143,352	181,917	(21.2)

Net Income on Equity Investments	16,757	12,684	32.1
Interest and Dividend Income	3,931	3,154	24.6
Interest Expense	(263,275)	(83,249)	216.3
Non-Operating Items (D)	69,021	(83,715)	NM

Income (Loss) from Continuing Operations Before Income Taxes	(30,214)	30,791	NM

Income Taxes (D)	1,854,224	(19,441)	NM

Income from Continuing Operations	1,824,010	11,350	NM

Loss from Discontinued Operations, net of tax (E)	(548)	(34,645)	(98.4)

NET INCOME (LOSS)	$1,823,462	$(23,295)	NM

(A)	2008 first quarter: Dec. 31, 2007 to March 30, 2008. (13 weeks)
2007 first quarter: Jan. 1, 2007 to April 1, 2007. (13 weeks)

(B)
Operating expenses for the first quarter of 2008 included a charge of $63 million for severance and special termination benefits, a charge of $8 million related to the Company's management equity incentive plan, and a gain of $83 million related to the sale of the Company's studio production lot located in Hollywood, California.

Operating expenses for the first quarter of 2007 included a charge of $1 million for severance and stock-based compensation expense of $18 million.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The first quarter of 2008 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Gain on PHONES and related investment (1)	$69,880	$69,055
Other, net	(859)	(1,075)
Income tax adjustment (2)	–	1,859,358
Total non-operating items	$69,021	$1,927,338

The first quarter of 2007 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)

Loss on PHONES and related investment (1)	$(69,780)	$(42,566)
Strategic transaction expenses (3)	(14,473)	(13,771)
Other, net	538	(842)
Total non-operating items	$(83,715)	$(57,179)

(1)
The gain on PHONES and related investment in the first quarter of 2008 represented primarily the change in fair values of the Company’s PHONES and the related Time Warner shares.  Effective Dec. 31, 2007, the Company has elected to account for its PHONES utilizing the fair value option under Financial Accounting Standards Board Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”  As a result of this election, the Company no longer measures the changes in fair value of just the derivative component of the PHONES, but instead measures the changes in fair value of the entire PHONES debt.  The loss on PHONES and related investment in the first quarter of 2007 represented primarily the change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)
In the first quarter of 2008, the Company filed an election to be treated as a subchapter S corporation.  As a result, essentially all of the Company’s net deferred tax liabilities have been eliminated and such adjustment was recorded as a reduction in the Company’s provision for income tax expense.

(3)	Includes expenses related to the Company’s strategic review and going-private transaction approved by the Company’s board of directors on April 1, 2007 and completed in December 2007.

(E)
In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper (“Hoy , New York”).  The sale of Hoy, New York closed in May 2007.  In March 2007, the Company announced its intentions to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”).  The sale of SCNI closed on November 1, 2007.  During the third quarter of 2007, the Company entered into negotiations to sell the stock of one of its subsidiaries, EZ Buy and EZ Sell Recycler Corporation (“Recycler”).  The sale of Recycler closed on Oct. 17, 2007.   Selected financial information related to discontinued operations is summarized as follows (in thousands):

	First Quarter
	2008	2007

Loss from operations, net of tax	$(38)	$(1,473)
Loss on sale, net of tax (1)	(510)	(33,172)
Total	$(548)	$(34,645)

(1)  In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell.  In the first quarter of 2008, the Company recorded an additional $.5 million after-tax loss on the sale of SCNI.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FIRST QUARTER
			%
	2008	2007	Change
PUBLISHING
Operating Revenues	$822,966	$926,371	(11.2)
Cash Operating Expenses (A) (B)	(742,715)	(742,360)	0.0
Operating Cash Flow (C) (D)	80,251	184,011	(56.4)
Depreciation and Amortization Expense	(43,597)	(43,835)	(0.5)
Total Operating Profit (D)	$36,654	$140,176	(73.9)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$278,275	$264,446	5.2
Radio/Entertainment	13,407	18,562	(27.8)
Total Operating Revenues	291,682	283,008	3.1

Cash Operating Expenses (A) (B)
Television	(203,868)	(186,407)	9.4
Radio/Entertainment	60,114	(22,465)	NM
Total Cash Operating Expenses	(143,754)	(208,872)	(31.2)

Operating Cash Flow (C) (D)
Television	74,407	78,039	(4.7)
Radio/Entertainment	73,521	(3,903)	NM
Total Operating Cash Flow	147,928	74,136	99.5

Depreciation and Amortization Expense
Television	(11,321)	(11,136)	1.7
Radio/Entertainment	(1,412)	(1,618)	(12.7)
Total Depreciation and Amortization Expense	(12,733)	(12,754)	(0.2)

Operating Profit (D)
Television	63,086	66,903	(5.7)
Radio/Entertainment	72,109	(5,521)	NM
Total Operating Profit	$135,195	$61,382	120.3

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$(28,194)	$(19,400)	45.3
Depreciation and Amortization Expense	(303)	(241)	25.7
Total Operating Loss (D)	$(28,497)	$(19,641)	45.1

CONSOLIDATED
Operating Revenues	$1,114,648	$1,209,379	(7.8)
Cash Operating Expenses (A) (B)	(914,663)	(970,632)	(5.8)
Operating Cash Flow (C) (D)	199,985	238,747	(16.2)
Depreciation and Amortization Expense	(56,633)	(56,830)	(0.3)
Total Operating Profit (D)	$143,352	$181,917	(21.2)

(A)
The Company uses cash operating expenses to evaluate internal performance.  The Company has presented cash operating expenses because it is a common measure used by rating agencies, lenders and financial analysts.  Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2008:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$786,312	$156,487	$28,497	$971,296
Less: depreciation and amortization expense	43,597	12,733	303	56,633
Cash operating expenses	$742,715	$143,754	$28,194	$914,663

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$786,195	$221,626	$19,641	1,027,462
Less: depreciation and amortization expense	43,835	12,754	241	56,830
Cash operating expenses	$742,360	$208,872	$19,400	$970,632

(B)
Cash operating expenses for the first quarter of 2008 included a charge of $63 million for severance and special termination benefits ($37 million at publishing, $17 million at corporate and $9 million at broadcasting and entertainment) and a charge of $8 million related to the Company’s management equity incentive plan ($4 million at publishing, $2 million at broadcasting and entertainment and $2 million at corporate).  Broadcasting cash operating expenses for the first quarter of 2008 included a gain of $83 million related to the sale of the Company’s studio production lot.

Cash operating expenses for the first quarter of 2007 included a charge of $1 million for severance at publishing and a charge of $18 million for stock-based compensation ($8 million at corporate, $7 million at publishing and $3 million at broadcasting and entertainment).

(C)
Operating cash flow is defined as operating profit before depreciation and amortization.  The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments.  The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, lenders and financial analysts.  These groups use operating cash flow along with other measures as a way to estimate the value of a company.  The Company’s definition of operating cash flow may not be consistent with that of other companies.  Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2008:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$36,654	$135,195	$(28,497)	$143,352
Add back: depreciation and amortization expense	43,597	12,733	303	56,633
Operating cash flow	$80,251	$147,928	$(28,194)	$199,985

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$140,176	$61,382	$(19,641)	$181,917
Add back: depreciation and amortization expense	43,835	12,754	241	56,830
Operating cash flow	$184,011	$74,136	$(19,400)	$238,747